Exhibit 10.7

Fifth Amendment, Consent and Waiver to the Agreement for Purchase and Sale

“Fifth Amendment”

Among:	Continental Republic Capital, LLC d/b/a Republic Business Credit a Louisiana limited liability company 900 Camp Street, Suite 301 New Orleans, LA 70130	“Purchaser”

And:	The Entities Set Forth on Schedule 1 Attached Hereto	Collectively the “Sellers” and each a “seller”
	December 1, 2023	“Amendment Date”

recitals

WHEREAS, on or about October 28, 2019, Purchaser and Sellers entered into that certain Agreement for Purchase and Sale, including Schedule 2 setting forth the “Purchase Provisions” as amended by (i) that certain First Amendment to the Agreement for Purchase and Sale dated July 10, 2020; (ii) that certain Second Amendment to the Agreement for Purchase and Sale dated December 6, 2021; (iii) that certain Third Amendment to the Agreement for Purchase and Sale dated January 12, 2023; and (iv) that certain Letter Agreement dated June 23, 2023 (the “Letter Agreement”) (as the same may have been amended, modified or restated, including by this Fifth Amendment, the “Purchase Agreement”), together with instruments, agreements and documents executed in connection therewith (as the same may have been amended, modified or restated, the “Purchase Agreement Documents”) providing for the sale of certain Accounts by Sellers to Purchaser;

WHEREAS, Purchaser and Sellers entered into that certain Secured Promissory Note dated January 12, 2023 (the “Note”), which is secured by, in addition to other Collateral (as defined in the Purchase Agreement and referenced in the Note), the Mortgage (as defined in the Note);

WHEREAS, as set forth in the Purchase Agreement and the Note, Purchaser agreed to make a secured term loan to Sellers;

WHEREAS, Sellers have requested the Purchase Agreement be amended to provide for the modification of certain terms of the Purchase Agreement, and Purchaser is willing to so amend the Purchase Agreement pursuant to the terms and conditions set forth herein; and

WHEREAS, Sellers have requested that Purchaser enter into this Fifth Amendment to evidence Purchaser’s (i) consent and agreement that, subject to the terms of this Fifth Amendment, notwithstanding anything in the Purchase Agreement to the contrary, each Seller’s (a) entry into the Funicular Note (as defined in the Purchase Agreement, as amended hereby) and the transactions contemplated thereby and (b) performance of its obligations under the Funicular Note shall be permitted under the Purchase Agreement, (ii) waiver and consent to, subject to the terms of this Fifth Amendment and notwithstanding anything in the Purchase Agreement to the contrary, of any “Event of Default” under the Purchase Agreement that may arise or result from (a) each Seller’s (1) entry into the Funicular Note and the transactions contemplated thereby and (2) performance of its obligations thereunder and (b) certain other events as set forth further herein, and (iii) agreement to certain amendments to the Purchase Agreement as further set forth herein.

WHEREAS, Sellers intend to pay the Note in full, at which time Purchaser shall, among other things, terminate the Note and the Mortgage and release its lien on the AR Real Property (as defined in the Note).

agreement

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Fifth Amendment and other good and valuable consideration, the receipt of which is acknowledged, the Parties hereto agree as follows:

1.	Definitions. Capitalized terms used herein but not defined herein shall have such meaning as respectively ascribed to such term in the Purchase Agreement Documents.

2.	Amendments to the Purchase Agreement Documents.

2.1	The following definitions shall be added to Annex A Purchase Agreement Definitions in alphabetical order:

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

“Accounts Related Rights” shall mean the following assets related to the Accounts: (i) Documents, (ii) General Intangibles, (iii) Supporting Documentation and Supporting Obligations, (iv) each Seller’s Books, (v) Software, software programs and stored data, (vi) aging schedules, (vii) contract rights, (viii) customer lists, (ix) all lien rights associated with the Accounts, whether arising by operation of law or pursuant to contract or agreement, including but not limited to mechanic’s lien rights, (x) returned Goods, Inventory, or merchandise and all property of Sellers at any time coming into Purchaser’s possession, and (xi) all Proceeds of each of the foregoing, including proceeds of insurance covering the foregoing.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Collateral” shall have the meaning assigned to such term in Section 6(a) of the Purchase Provisions.

“Excluded Deposit Account” means any Deposit Account of a Seller which (a) is solely used for purposes of funding (i) taxes reasonably expected by such Seller, or (ii) payroll or employee benefit payments, (b) is a fiduciary and trust account solely containing cash and cash equivalents of non-Sellers for funding a transaction not prohibited by this Purchase Agreement, (c) is a “zero balance” account, or (d) has cash or cash equivalents of no more than $50,000 at any such time.

“Excluded Property” shall mean (a) Excluded Deposit Accounts, (b) motor vehicles or other assets subject to certificates of title, (c) any of the Sellers’ rights or interests in or under any personal property to the extent that, and only for so long as, such grant of a security interest (i) is prohibited by any governmental requirement of a governmental authority with jurisdiction over such property, (ii) requires a consent not obtained of a governmental authority with jurisdiction over such property that is required pursuant to any governmental requirement or (iii) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, in each case, that directly evidences or gives rise to such property; provided that any of the foregoing exclusions shall not apply if (A) such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a security interest in such asset, (B) such prohibition, consent or the term in such contract, license, agreement, instrument or other document or providing for such prohibition breach, default or termination or requiring such consent is ineffective or would be rendered ineffective under any governmental requirement, including pursuant to Section 9.406, 9.407 or 9.408 of the applicable UCC or (C) in the case of clause (iii), the counterparty to such document, or person from whom consent is required, is a Seller; provided further that it is understood for avoidance of doubt that immediately upon any of the foregoing becoming or being rendered ineffective or any such prohibition, requirement for consent or term lapsing or termination or such consent being obtained, such party shall be deemed to have granted a Lien in all its rights, title and interests in and to such property, (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, (e) any property subject to a Capital Lease Obligation, (f) any equity interests in a subsidiary organized outside of the United States (or any subsidiary substantially all of the assets of which consist of equity interests or indebtedness of one or more subsidiaries (i) organized outside of the United States or (ii) described in this parenthetical), and (g) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (f) above only to the extent such proceeds and products would otherwise constitute property or assets of the type described in clauses (a) through (f) above.

“Fifth Amendment” shall mean that certain Fifth Amendment, Consent and Waiver to the Agreement for Purchase and Sale, dated as of the Fifth Amendment Effective Date by and among Purchaser and Sellers.

“Fifth Amendment Effective Date” shall mean December 1, 2023.

“Funicular” means Funicular Funds, LP, a Delaware limited partnership, in its capacity as holder of the Funicular Note, together with its permitted successors and assigns in such capacity.

“Funicular Note” means that certain Secured Promissory Note, dated as of December 1, 2023, issued by RiceBran, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Funicular Priority Collateral” shall have the meaning assigned to such term in Section 6(a) of the Purchase Provisions.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (a) if the Sellers notify the Purchaser that the Sellers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Purchaser notifies the Sellers that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (b) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of RiceBran or any of its subsidiaries at “fair value,” as defined therein, and indebtedness shall be measured at the aggregate principal amount thereof, and (c) the accounting for operating leases and capital leases under GAAP as in effect on December 15, 2018 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Purchase Agreement, including the definition of Capital Lease Obligations.

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

“Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement dated as of December 1, 2023, between Funicular and Purchaser.

“Note Payoff Agreement” shall mean that certain Note Payoff Agreement dated on or about the Amendment Date by and among the Sellers and Purchaser.

“Permitted Encumbrances” has the meaning assigned to such term in the Funicular Note as in effect on the Fifth Amendment Effective Date.

“RBC Priority Collateral” shall have the meaning assigned to such term in Section 6(a) of the Purchase Provisions.

2.2	The definition of “Advance Rate” shall be stricken in its entirety and replaced with the following:

“Advance Rate” shall mean an amount up to Eighty Percent (80.00%) of the Aggregate Net Face Value of Accounts as identified in each Assignment Schedule delivered to Purchaser.

2.3	Section 3.4 shall be stricken.

2.4	Section 5 shall be stricken in its entirety and replaced with the following:

Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Obligations of the Sellers pursuant to this Purchase Agreement, the liens on the Collateral granted to Purchaser hereunder and the exercise of any right or remedy by Purchaser hereunder are each subject to the provisions of the Intercreditor Agreement then in effect. In the event of any contract between the provisions of the Intercreditor Agreement and this Purchase Agreement, the provisions of the Intercreditor Agreement shall govern and control.

2.5	Section 1.1.2 of the Purchase Provisions to the Purchase Agreement shall be stricken. The Parties hereto acknowledge and agree that Sellers shall no longer have a Purchase Order Facility.

2.6	The last sentence of Section 1.4 of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Seller agrees that it will deposit or cause to be deposited promptly into the Lock Box all cash, checks, drafts or other similar items of payment relating to or otherwise constituting payments made in respect of any and all (i) Accounts, and (ii) all RBC Priority Collateral.

2.7	Section 4 of the Purchase Provisions to the Purchase Agreement shall be amended by deleting and replacing the reference therein to “Collateral” with “RBC Priority Collateral”.

2.8	Section 5.1(f) of the Purchase Provisions to the Purchase Agreement shall be amended by deleting the period at the end of such clause and replacing it with the following proviso:

; provided that this clause (f) shall not prohibit the granting of a security interest on account of any Permitted Encumbrance.

2.9	Section 5.2(b) of the Purchase Provisions to the Purchase Agreement shall be amended by adding “other than Permitted Encumbrances” after the word “encumbrances”.

2.10	The last sentence of Section 5.4 of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Unless authorized by Purchaser in writing, no financing statement identifying Seller as Debtor with respect to the Collateral, except as to Purchaser or Funicular or with respect to Permitted Encumbrances, may or has at any time during the term of this Purchase Agreement been authorized or has been filed in any public office with the consent of Seller.

2.11	Section 5.6(b) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

except for such sales and other dispositions as permitted by Section 2.7 of the Funicular Note as in effect on the Fifth Amendment Effective Date, no inventory, equipment or other asset has been sold outside the ordinary course of Seller’s business without first giving Purchaser written notice and obtaining Purchaser’s written consent, which consent shall not unreasonably be withheld or delayed;

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

2.12	Section 5.6(c) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

it has not entered and will not enter into any agreement with any party other than Purchaser which authorizes such party to initiate ACH transfers or other withdrawals from any Seller deposit account in connection with a merchant cash advance or other financing facility, except with Purchaser’s prior written consent or, subject to the Intercreditor Agreement, in connection with the entry into deposit account control agreements as set forth in the Funicular Note as in effect on the Fifth Amendment Effective Date;

2.13	Section 6(a) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Each Seller hereby grants to Purchaser, as security for all present and future Obligations owing to Purchaser, a continuing first priority security interest in all of such Seller’s existing and later acquired assets that constitute Accounts, Proceeds of Accounts, and Accounts Related Rights, whether now owned by such Seller or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “RBC Priority Collateral”).

Each Seller hereby grants to Purchaser, as security for all present and future Obligations owing to Purchaser, (i) until payment in full of the obligations owing to Funicular under the Funicular Note, a continuing second priority security interest in and (ii) following payment in full of the obligations owing to Funicular under the Funicular Note, a continuing first priority security interest in all of all of such Seller’s rights, titles and interests in the following property, assets and revenues, whether now owned by such Seller or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section paragraph being collectively referred to herein as the “Funicular Priority Collateral”, and together with the RBC Priority Collateral, the “Collateral”): (a) Chattel Paper, including Electronic Chattel Paper; (b) Commercial Tort Claims described in Schedule III hereto; (c) Deposit Accounts; (d) Documents; (e) Financial Assets; (f) General Intangibles; (g) Goods (including, without limitation, all its Equipment and Inventory), together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore; (h) Instruments; (i) Intellectual Property; (j) Investment Property (including, without limitation, Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts); (k) Letter of Credit Rights; (l) money (of every jurisdiction whatsoever); (m) Supporting Obligations; (n) payment intangibles; (o) pledged shares; and (p) to the extent not included in the foregoing, all other personal assets and property of any kind or description. In addition, the foregoing assignment and grant shall include all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Seller shall be deemed to have granted a security interest in any Excluded Property; provided that if and when any such item, category or type of property shall cease to be an Excluded Property, such property shall become Collateral.

Each Seller authorizes Purchaser to file any UCC financing statements or other instrument that Purchaser deems appropriate to perfect Purchaser's ownership rights and security interests granted hereunder without further authorization from Seller, consistent with the terms of the Fifth Amendment and the Intercreditor Agreement.

2.14	The last sentence of Section 6(c) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Seller shall indemnify and hold Purchaser harmless and Purchaser shall be relieved of any liability as a result of Purchaser’s filing of any such financing statement or the resulting perfection of a security interest in any of the successor entity’s assets, to the extent a security interest is provided in such assets pursuant to this Purchase Agreement, and Purchaser shall have the right to notify the successor entity’s or undisclosed existing entity’s Account Debtors of Purchaser’s security interest, its right to collect all Accounts, and to notify any new lender or financing source who has sought to obtain a security interest in such entity’s assets.

2.15	Section 6(d) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Seller covenants and agrees that until all Obligations due and owing to Purchaser under this Purchase Agreement are paid in full and Purchaser terminates its financing statement, Seller will not without the prior written consent of Purchaser (i) grant a security interest in any Collateral other than Permitted Encumbrances; (ii) enter into any agreement with any party which authorizes such party to initiate ACH transfers or other withdrawals from any Seller deposit account other than, subject to the Intercreditor Agreement, in connection with deposit account control agreements entered into connection with this Purchase Agreement and the Funicular Note; or (iii) enter into (a) a merchant cash advance agreement; or (b) any agreement for an unsecured loan with respect to the RBC Priority Collateral. Seller acknowledges this agreement will be part of the Purchaser’s UCC financing statement.

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

2.16	Section 7.1(c) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Seller grants a security interest in any Collateral other than to Purchaser and/or Funicular or to the extent such security interest constitutes a Permitted Encumbrance (except, in each case, as otherwise permitted by this Agreement) or any lien, garnishment, attachment or the like shall be filed, occur, arise or attach to any portion of the Seller’s Collateral (except, in each case, with respect to Purchaser, Funicular, and/or as otherwise permitted by this Agreement) and the same is not released within ten (10) days;

2.17	The last sentence of Section 7.3 of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

Moreover, Seller agrees that until the tax lien or levy is satisfied or discharged, Purchaser shall be entitled to collect all proceeds of Accounts and apply such proceeds to any Obligations; or (ii) Seller entering into a merchant cash agreement or an unsecured loan facility in violation of Section 6(d)(iii) of the Purchase Provisions, Purchaser shall be entitled to charge the Default Rate commencing on the date Seller entered such agreement.

2.18	Section 9.1(d) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

subject to the Intercreditor Agreement, endorse the name of Seller or Seller’s trade name on any check or other evidence of payment payable to Seller that may come into the possession of Purchaser regarding any Account, or upon an Event of Default (subject to any cure periods set forth herein), any Collateral;

2.19	Section 9.1(h) of the Purchase Provisions to the Purchase Agreement shall be stricken in its entirety and replaced with the following:

upon an Event of Default, be irrevocably authorized to redirect all of Seller’s mail to Purchaser and after reviewing all mail in order to ascertain which portion is applicable to the Accounts or other RBC Priority Collateral, make all other mail available for pick-up by Seller.

2.20	The Purchase Agreement shall be amended to add and include Schedule III hereto as Schedule III to the Purchase Agreement.

3.           Waiver of Existing Defaults. Purchaser acknowledges and agrees that the shares of RiceBran are now being traded on the OTC (pink) exchange rather than NASDAQ due to RiceBran currently not maintaining the minimum book/accounting equity of $2,500,000.00, which is an Event of Default under Section 7.1(l) of the Purchase Agreement (the “NASDAQ Default”). Purchaser agrees to waive the NASDAQ Default, provided, however, that no additional Events of Default occur hereunder.

4.          Fifth Amendment Transaction Consent. In addition to the amendments set forth in Section 2 of this Fifth Amendment and the other provisions herein, Purchaser hereby (i) consents to and agrees that the entry into the Funicular Note by Sellers and the transactions contemplated thereby shall be permitted under the Purchase Agreement, (ii) waives any breach, default, event of default, or right of termination under the Purchase Agreement that may arise or has resulted from the entry by Sellers into the Funicular Note or the transactions contemplated thereby, including, without limitation, any “Event of Default” as defined in Section 7 of the Purchase Agreement, and (iii) acknowledges that the consent and agreement set forth in clause (i) above shall satisfy Section 6 of the Purchase Provisions to the Purchase Agreement.

5.          Note Payoff. The Note shall be paid in full pursuant to the Note Payoff Agreement, and upon receipt by Purchaser of the Note Payoff Amount as set forth therein, Purchaser shall, among other things, file such mortgage lien releases as are necessary or reasonably desirable to release Purchaser’s security interest in and lien on the AR Real Property at the sole expense of Sellers.

6.           Effective Date. This Fifth Amendment shall become effective as of the Amendment Date set forth in the preamble above upon execution of this Fifth Amendment by all Parties hereto.

7.          Ratification of Purchase Agreement Documents. Except as otherwise expressly modified, amended or revised herein, the Parties acknowledge and agree that the provisions, terms and conditions of each of the Purchase Agreement Documents shall continue with full force and effect and govern each Party’s rights, duties, obligations and remedies. Sellers do hereby ratify and confirm the provisions, terms and conditions of each of the Purchase Agreement, which shall remain in full force and effect, except as the Purchase Agreement is modified herein. Except as otherwise expressly provided for herein, this Fifth Amendment shall in no way affect or otherwise release any Collateral held by Purchaser as security on the Purchase Agreement Documents or waive any rights thereto expect as specifically provided for herein, and the same shall continue to secure the obligations of Sellers to Purchaser under the Purchase Agreement. Except as otherwise expressly provided for herein, this Fifth Amendment shall in no way affect or otherwise release Sellers or any person, entity, company or guarantor from the obligations or waive in any manner whatsoever Purchaser’s rights against Sellers or any person, entity, company, or guarantor who is obligated under the Purchase Agreement Documents. Each Seller hereby ratifies, makes, or remakes and agrees to comply with each and every agreement, representation, warranty, and covenant set forth in the Purchase Agreement as if fully set forth herein. To the extent of any conflict between the terms of this Fifth Amendment and any Purchase Agreement Documents, the terms of this Fifth Amendment will govern and control. The Purchase Agreement and this Fifth Amendment will be read and construed as one agreement.

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

8.           Release. In consideration of the amendments contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller, on behalf of itself and its successors and assigns, and its present and former equity holders, shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Seller and all such other Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Purchaser and its successors and assigns, and its present and former equity holders, shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Purchaser and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Fifth Amendment, in each case, for or on account of, or in relation to, or in any way in connection with this Fifth Amendment, the Purchase Agreement, any of the other Purchase Agreement Documents or any of the transactions hereunder or thereunder. Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof. Each Seller agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth herein.

9.            Additional provisions.

9.1

Entire Amendment. This Fifth Amendment, including the Recitals set forth above which are incorporated herein by this reference and made a part of this Fifth Amendment, contains the entire agreement of the Parties hereto regarding the subject matter herein, which shall supersede any prior oral or written statement with respect herein. This Fifth Amendment shall be binding upon any assignee and successor in interest of the Parties hereto.

9.2	Severability. Any provision of this Fifth Amendment held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Fifth Amendment.

9.3

Reviewed by Attorneys. Each Seller represents and warrants to Purchaser that it (a) understands fully the terms of this Fifth Amendment and the consequences of the execution and delivery of this Fifth Amendment, (b) has been afforded an opportunity to discuss this Fifth Amendment with, and have this Fifth Amendment reviewed by, such attorneys and other persons as Sellers may wish, and (c) has entered into this Fifth Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The Parties hereto acknowledge and agree that neither this Fifth Amendment nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which Party drafted the same, it being acknowledged that all Parties hereto contributed substantially to the negotiation and preparation of this Fifth Amendment and the other documents executed pursuant hereto or in connection herewith.

9.4	Further Amendment. The Parties hereto agree that this Fifth Amendment may only be modified or amended in writing signed by duly authorized officer or employee of each of Sellers and Purchaser.

9.5	Governing Law. This Fifth Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas.

9.6

Execution in Counterparts. This Fifth Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signature sent by telecopy or Electronic Signature shall be as valid and binding upon the Party as an original signature of such Party, provided, however, notwithstanding anything to the contrary contained herein, Purchaser may require an original signature at its sole discretion prior to this Fifth Amendment becoming effective.

[Signature Page to Follow.]

Fifth Amendment to the Agreement for Purchase and Sale

Fifth Amendment to the Agreement for Purchase and Sale

EXECUTION

In Witness Whereof, the Parties hereto have caused this Fifth Amendment to be duly executed by their respective authorized officers as of the Amendment Date.

PURCHASER:

CONTINENTAL REPUBLIC CAPITAL, LLC

d/b/a REPUBLIC BUSINESS CREDIT,

a Louisiana limited liability company

By: _____________________________

Name: Melissa Baines

Title: Chief Risk Officer

SELLERS:

RICEBRAN TECHNOLOGIES D/B/A RICEBRAN TECHNOLOGIES, INC.

a California corporation

By: _____________________________

Name: Eric Tompkins

Title: Executive Chairman

GOLDEN RIDGE RICE MILL, INC.

a Delaware corporation

By: _____________________________

Name: Eric Tompkins

Title: Executive Chairman

MGI GRAIN INCORPORATED

a Delaware corporation

By: _____________________________

Name: Eric Tompkins

Title: Executive Chairman

Fifth Amendment to the Agreement for Purchase and Sale

SCHEDULE 1

RICEBRAN TECHNOLOGIES D/B/A RICEBRAN TECHNOLOGIES, INC. (“RiceBran”)

a California corporation

1330 Lake Robbins Dr., Suite 250

The Woodlands, TX 77380

GOLDEN RIDGE RICE MILL, INC. (“Golden Ridge”)

a Delaware corporation

1330 Lake Robbins Dr., Suite 250

The Woodlands, TX 77380

MGI GRAIN INCORPORATED (“MGI Grain”)

a Delaware corporation

1330 Lake Robbins Dr., Suite 250

The Woodlands, TX 77380

Schedule 1 to Fifth Amendment to the Agreement for Purchase and Sale